As filed with the Securities and Exchange Commission on May 25, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Zealand Pharma A/S

(Exact name of registrant as specified in its charter)

The Kingdom of Denmark (State or other jurisdiction of incorporation or organization	Not Applicable (I.R.S. Employer Identification Number)

Sydmarken 11
2860 Søborg
(Copenhagen)
Denmark

Tel: +45 88 77 36 00
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Zealand Pharma A/S – 2022 Restricted Stock Unit Plan for Employees in the United States

Zealand Pharma A/S – 2022 Restricted Stock Unit Plan for Board of Directors

Zealand Pharma U.S., Inc.

44 Farnsworth Street

Boston MA 02210

+45 88 77 36 00

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Copies to:

Joshua A. Kaufman
Marc A. Recht

David Boles

Cooley LLP

55 Hudson Yards

New York, NY 10001

(212) 479-6000

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Zealand Pharma A/S – 2022 Restricted Stock Unit Plan for Employees in the United States and Zealand Pharma A/S – 2022 Restricted Stock Unit Plan for Board of Directors as specified by Rule 428(b)(1) under the Securities Act. The disclosure for the Zealand Pharma A/S – 2022 Restricted Stock Unit Plan for Board of Directors is only in respect of U.S.-based directors of the Company.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by Zealand Pharma A/S (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) are incorporated by reference herein:

(a)            the Registrant’s annual report on Form 20-F filed with the SEC on March 25, 2022, as amended on April 5, 2022 (the “Annual Report”);

(b)            the Registrant’s reports on Form 6-K filed with the SEC on March 14, 2022, March 15, 2022, March 22, 2022, March 30, 2022, April 22, 2022, May 16, 2022, May 20, 2022 and May 24, 2022; and

(c)            the description of the Registrant’s securities registered under Section 12 of the Securities Act of 1933, as amended, incorporated by reference to Exhibit 2.4 of the Annual Report, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

According to the Danish Companies Act, the general meeting is allowed to discharge our board members and members of our executive management from liability for any particular financial year based on a resolution relating to the financial statements. This discharge means that the general meeting will relieve members of our board of directors and members of the executive management from liability to the company. However, the general meeting cannot discharge any claims by individual shareholders or other third parties.

Additionally, at the extraordinary general meeting held on July 31, 2017, the general meeting resolved to let the company indemnify the members of our board of directors in relation to certain claims. in relation to the initial offering and the admission to trading on the Nasdaq Global Select Market of the ADSs and the company’s subsequent status as listed in the United States. At the extraordinary general meeting held on July 31, 2017, the general meeting also resolved to authorize our board of directors to resolve to let the company indemnify the executive management and the company’s employees with respect to certain claims in relation to the initial offering and the admission to trading on the Nasdaq Global Select Market of the ADSs and our subsequent status as listed in the United States which authorization was inserted as a new article 14.2 of our articles of association. At the board meeting held on August 9, 2017, our board of directors resolved to exercise this authorization to let the company indemnify the executive management and the company’s employees with respect to certain claims in relation to the initial offering and the admission to trading on the Nasdaq Global Select Market of the ADSs and the company’s subsequent status as listed in the United States. The indemnification is limited to a maximum amount per claim per person equivalent to the gross proceeds obtained by the company from the initial offering. The indemnification shall remain in force for a period of five years after the resignation of the indemnified person such person’s position with the company. The indemnification will not apply in specific circumstances, including in the case of an indemnified person’s criminal offence, gross negligence or willful acts or omissions.

There is a risk that such indemnification will be deemed void under Danish law, either because the indemnification is deemed contrary to the rules on discharge of liability in the Danish Companies Act (as set forth above), because the indemnification is deemed contrary to sections 19 and 23 of the Danish Liability and Compensation Act, which contain mandatory provisions on re-course claims between an employee (including members of the executive management) and the company, or because the indemnification is deemed contrary to the general provisions of the Danish Contracts Act.

In addition to such indemnification, we provide our board members and executive management with directors’ and officers’ liability insurance.

Item 7.	Exemption From Registration Claimed

Not applicable.

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Item 8.	Exhibits

Exhibit Number	Description
4.1*	Articles of Association of Zealand Pharma A/S, as currently in effect
4.2	Form of Deposit Agreement among Zealand Pharma A/S, The Bank of New York Mellon, as depositary, and all owners and holders of American Depositary Shares issued thereunder (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1/A filed with the SEC on August 3, 2017)
4.3	Form of American Depositary Receipt evidencing American Depositary Shares (included in exhibit 4.2)
5.1*	Opinion of Plesner Advokatpartnerselskab, regarding the validity of the ordinary shares being registered
10.1*	Zealand Pharma A/S – 2022 Restricted Stock Unit Plan for Employees in the United States
10.2*	Zealand Pharma A/S – 2022 Restricted Stock Unit Plan for Board of Directors
23.1*	Consent of EY Godkendt Revisionspartnerselskab
23.2*	Consent of Plesner Advokatpartnerselskab (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page hereto)
107*	Filing Fee Table

* Filed herewith.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Copenhagen, Denmark, on May 25, 2022.

Zealand Pharma A/S

By:	/s/ Adam Steensberg
Name:	Adam Steensberg
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Adam Steensberg, Matthew Dallas and Ravinder Singh Chahil, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on May 25, 2022, by the following persons in the capacities indicated.

Signature	Title
/s/ Adam Steensberg	Chief Executive Officer
Adam Steensberg	(Principal Executive Officer)

/s/ Matthew Dallas
Matthew Dallas	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Martin Nicklasson
Martin Nicklasson	Chairman of the Board of Directors

/s/ Kirsten A. Drejer
Kirsten A. Drejer	Vice Chairman of the Board of Directors

/s/ Jeffrey Berkowitz
Jeffrey Berkowitz	Director

/s/ Bernadette Connaughton
Bernadette Connaughton	Director

/s/ Leonard Kruimer
Leonard Kruimer	Director

Signature	Title

/s/ Alain Munoz
Alain Munoz	Director

/s/ Michael J. Owen
Michael J. Owen	Director

/s/ Jens Peter Stenvang
Jens Peter Stenvang	Director

/s/ Frederik Barfoed Beck
Frederik Barfoed Beck	Director

/s/ Louise Gjelstrup
Louise Gjelstrup	Director

/s/ Anneline Nansen
Anneline Nansen	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Zealand Pharma U.S., Inc., has signed this registration statement or amendment thereto in Boston, Massachusetts on May 25, 2022.

Zealand Pharma U.S., Inc.

By:	/s/ Adam Steensberg
Name:	Adam Steensberg
Title:	Chief Executive Officer and President